Exhibit 5.16

[Letterhead of Kolesar & Leatham, Chtd.]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Boulevard
Naperville, Illinois 60563

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

     Re: $406,000,000 of 10 3/4% Senior Notes due 2011

Ladies and Gentlemen:

     We have acted as special Nevada counsel for Emcare of Nevada, Inc., a Nevada corporation (“Emcare”), American Investment Enterprises, Inc., a Nevada corporation (“AIE”) and Mercy, Inc., a Nevada corporation (“Mercy”) (each a “Nevada Guarantor” and collectively, and the “Nevada Guarantors”) in connection with the issuance and exchange (the “Exchange Offer”) of up to $406,000,000 aggregate principal amount of the 10 3/4 % Senior Notes due 2011 (the “Exchange Notes”) of Laidlaw International, Inc., a Delaware corporation (the “Company”) for an equal principal amount of the Company’s 10 3/4% Senior Notes due 2011 outstanding on the date hereof (the “Outstanding Notes”), to be issued pursuant to the Indenture, dated as of June 3, 2003 (the “Indenture”), by and among the Company, the Nevada Guarantors, inter alia, and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of June 18, 2003. The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by, inter alia, the Nevada Guarantors.

     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

     Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	Each of the Nevada Guarantors is validly existing and in good standing under the laws of the State of Nevada.

Laidlaw International, Inc.
Jones Day

2.	As of the date of the Indenture, each Nevada Guarantor had all necessary power and corporate authority to enter into, and as of the date hereof, each Nevada Guarantor has all necessary corporate power and corporate authority to perform its obligations under, the Indenture;

3.	The execution, delivery and performance by each Nevada Guarantor of the Indenture and the guarantee of the Exchange Notes has been authorized by all necessary action of each Nevada Guarantor; and

4.	When the Registration Statement relating to the Exchange Notes filed with the Securities and Exchange Commission on the date hereof becomes effective under the Securities Act of 1933 and the guarantee of the Exchange Notes is delivered in accordance with the terms of the exchange offer, the guarantee will be validly executed and delivered by, and will constitute a valid and binding obligation of each, Nevada Guarantor.

     The opinions set forth above are subject to the following assumptions, qualifications and limitations:

     We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. For the purposes of the opinions expressed herein, we also have assumed that each of the foregoing transaction documents is the valid, binding and enforceable obligation of each of the parties thereto, enforceable in accordance with its terms.

     The opinions expressed in paragraph 1 above with respect to the existence and/or good standing of the Nevada Guarantors are based solely on certificates of public officials as to factual matters or legal conclusions set forth therein. As to various questions of fact relevant to the opinions expressed herein, we have relied upon representations contained in the Certificates of each Nevada Guarantor, attached hereto.

     The opinions expressed herein are limited to the laws of the State of Nevada. We express no opinion with respect to the laws, including, the securities laws of any other jurisdiction.

Laidlaw International, Inc.
Jones Day

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us with respect to this opinion under the caption “Legal Matter” in the prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ KOLESAR & LEATHAM, CHTD.